UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP

JCP SINGLE-ASSET PARTNERSHIP, LP

JCP INVESTMENT PARTNERS, LP

JCP INVESTMENT HOLDINGS, LLC

JCP INVESTMENT MANAGEMENT, LLC

JAMES C. PAPPAS

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

BANDERA MASTER FUND L.P.

BANDERA PARTNERS LLC

GREGORY BYLINSKY

JEFFERSON GRAMM

LAKE TRAIL MANAGED INVESTMENTS LLC

LAKE TRAIL CAPITAL LP

LAKE TRAIL CAPITAL GP LLC

THOMAS W. PURCELL, JR.

JOSHUA E. SCHECHTER

JOHN B. MORLOCK

ALAN VITULI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of JCP’s slate of highly qualified director nominees to the Board of Directors of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 24, 2017, JCP issued the following press release, which was also posted to www.FixFiesta.com:

JCP ISSUES LETTER TO FIESTA RESTAURANT GROUP STOCKHOLDERS

Releases Detailed Investor Presentation Available at FixFiesta.com

Believes Urgent Change Required in Fiesta’s Boardroom Following Negative Total Shareholder Returns Over Last 1, 2 and 3-Year Periods

Has Serious Concerns with the Incumbent Jefferies-Affiliated Directors

Encourages Stockholders to vote the GOLD Proxy to Elect John B. Morlock and James C. Pappas

HOUSTON, TX, May 24, 2017 – JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ:FRGI), with aggregate ownership of approximately 9.0% of the Company’s outstanding shares, today announced that it has issued a letter to Fiesta stockholders in connection with its campaign to elect JCP’s highly qualified nominees, John B. Morlock and James C. Pappas, to Fiesta’s Board of Directors at the Company’s upcoming annual meeting scheduled for June 7, 2017. JCP has also released a detailed investor presentation, which is available at https://tinyurl.com/FRGI-Presentation. The full text of the letter follows:

May 24, 2017

Dear Fellow Fiesta Stockholders:

JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”), with aggregate ownership of approximately 9.0% of the Company’s outstanding shares, is dedicated to maximizing value for Fiesta’s stockholders, the true owners of the Company. Like all of Fiesta’s other stockholders, we will only be able to achieve a return on our investment upon the appreciation in value of Fiesta’s stock. As such, we are committed to ensuring that the Company’s Board of Directors (the “Board”) is comprised of the optimal set of individuals to serve as stewards of stockholder capital.

Under the leadership of the incumbent Board, including directors Barry J. Alperin and Brian P. Friedman (the Jefferies-affiliated directors we are seeking to replace), Fiesta has:

  Materially underperformed relevant indices and its peers;
  Suffered from poor corporate governance practices;
  Poorly allocated capital to negative cash flow investments;
  Experienced weak operating performance at both Pollo Tropical and Taco Cabana;
  Lacked a strategic plan for Taco Cabana; and
  Suffered from what appears to be a generally unengaged Board.

We believe that under the leadership of a properly functioning and well-qualified Board, the significant value destruction experienced by Fiesta stockholders over the past several years should not have occurred.

Since filing our initial Schedule 13D in September 2016, we note the occurrence of the following events that reinforces our belief that the incumbent Board is entrenched and further calls into question the incumbents’ ability to effectively oversee the Company:

  Operating results and stock price performance have worsened;
  No non-executive director has stepped down from the Board despite Fiesta’s troubling performance;
  Fiesta went 5 full months without a permanent CEO – indicating no succession plan was in place;
  Jefferies’ parent company, Leucadia National Corporation, purchased approximately 3.7% of Fiesta after its stock declined by more than 20% in a single day;
  Nicholas P. Shepherd was unilaterally appointed to the Board – Mr. Shepherd also serves as a director (and Chairman of recently formed Operating Committee) of Spirit Realty Capital, Inc. (NYSE:SRC), which suffered a one-day share price decline of nearly 25% in the past few weeks; and
  Jack A. Smith was removed as Chairman of the Board, but somehow continues to serve as a director after overseeing Fiesta’s underperformance.

 Abysmal Total Shareholder Return

Pollo Tropical and Taco Cabana are both strong regional brands with good opportunities for growth within their regions and on a same store basis. Under the leadership of the incumbent Board, Fiesta has failed to capitalize on these opportunities. The lack of strategic monitoring by the Board over the past several years is apparent in Fiesta’s stock price as it has underperformed the Russell 2000 Restaurant Index and the Company’s own 2016 Proxy Group.

	Share Price Performance (1)
	1-Year	2-Year	3-Year	5-Year
Buffalo Wild Wings Inc	11%	-3%	9%	85%
Popeyes Louisiana Kitchen Inc	52%	40%	116%	350%
Panera Bread Co	51%	68%	104%	119%
El Pollo Loco Holdings Inc	28%	-39%	-	-

Average of Most Similar Competitors (2)	36%	16%	76%	185%

S&P 500 Index	17%	12%	27%	84%

Russell 2000 Restaurants Index	15%	4%	34%	117%

2016 FRGI Proxy Group (3)	11%	0%	27%	143%

Fiesta Restaurant Group Inc	-3%	-53%	-37%	98%

Underperformance vs. Average of Most Similar Competitors	-38%	-69%	-113%	-86%

Underperformance vs. Russell 2000 Restaurants Index	-18%	-57%	-71%	-19%

Underperformance vs. 2016 FRGI Proxy Group	-13%	-53%	-64%	-45%

Source: Bloomberg as of May 19, 2017.
1. Figures are adjusted for dividends
2. BWLD, PLKI, PNRA, LOCO. PNRA’s acquisition by JAB Holdings announced April 5, 2017.
3. Used 2016 Proxy Group as FRGI eliminated the Proxy Group in 2017.

Not only has Fiesta materially underperformed its peers and relevant indices over the past 5 years, Fiesta has produced negative total shareholder returns over the last 1, 2 and 3-year periods. Despite Fiesta’s poor performance, the only person who has been held “accountable” in a sense is former Chief Executive Officer Timothy P. Taft, who is the only individual no longer on the Board. We find the lack of accountability to be troubling.

Poor Corporate Governance

The incumbent Board has utilized Fiesta’s corporate machinery to insulate itself from the Company’s stockholders, the most egregious example being the classified Board structure that subjects directors to re-election only once every three years.

In addition to the classified Board structure, we believe that Fiesta should take steps to eliminate the following stockholder unfriendly provisions:

  Stockholders cannot act by written consent;
  Stockholders cannot call special meetings;
  Supermajority voting requirement to amend organizational documents;1 and
  Directors may only be removed for cause by a supermajority vote.

The two directors we are seeking to replace, Messrs. Alperin and Friedman, both former practicing attorneys, should fully appreciate the anti-stockholder nature of these entrenchment devices, and we are disappointed that they have allowed them to persist during their tenure.

Indicative of Fiesta’s poor corporate governance is the outsized influence that Jefferies has maintained in the boardroom. There are still 3 Jefferies-affiliated directors on the Board despite Jefferies selling its last Fiesta shares in September 2013 after previously owning approximately 28.3% of the Company. As shown below, this has presented certain conflicts of interest that make us question the independence of the Jefferies-affiliated directors.

August 2011, Senior Notes
Jefferies Lead Manager

March 2013, Equity Offering
Jefferies Lead Manager

May 2013: Jefferies Starts Research Coverage of FRGI

Nov. 2013, Equity Offering
Jefferies Lead Manager

May 2017: Jefferies Ends Research Coverage of FRGI

May 2012
Spin off occurs at $12.50; Jefferies receives ~28% of the Company

September 2013
Jefferies sells last of its shares at approx. ~$35.50

2014 – 2016
The Company spends $194 million on new store development, nearly 3x the amount in the prior 3 years; CEO exits, Taco Cabana President exits

Beginning of 2017
- 3 years, 37% decline in stock price
- Massive Store Closures

March 2017 – Leucadia purchases 3.7% of Fiesta at ~$20.50 a share.

1 Including all Bylaw provisions and stockholder unfriendly provisions in the Charter.

We are concerned that Fiesta’s corporate governance shortcomings and potential conflicts of interest will persist unless stockholders take advantage of the opportunity to replace Messrs. Alperin and Friedman at the Annual Meeting.

Poor Capital Allocation Decisions – Negative Cash Flow Investments

Fiesta has spent more than $350 million over the past 6 years on capital expenditures while experiencing an approximately $11 million decline in income from operations.2 Chief among the abysmal capital allocation decisions was the Board’s authorization to spend more than $70 million expanding into Texas with an unproven concept for a prospective market – opening more than 36 Pollo Tropical locations while neglecting the core Florida market. In fact, the failed expansion resulted in approximately $12.5 million of operating losses.3 Even Fiesta’s new CEO Rich Stockinger seemingly agrees the expansion into Texas at the expense of core markets was a bad idea noting:

“While the decision to close restaurants is never easy, we believe it is vital to focus the company’s resources and efforts on markets and locations that have proven successful for our brands.”4

If elected, Messrs. Morlock and Pappas will bring capital allocation discipline to the boardroom and will focus on high return investments by assessing sales to investment ratio and restaurant level margins.

Weak Operating Performance at Pollo Tropical and Taco Cabana

Under the leadership of the incumbent Board, Pollo Tropical’s Adjusted EBITDA margins have declined from 17.0% in 2011 to 13.8% currently,5 which has hurt its ability to generate higher free cash flow.

In addition, Average Unit Volume traffic at both brands has been falling, with the decline being most dramatic at Pollo Tropical. New CEO Rich Stockinger recently stated:

“Fiesta’s recent growth initiatives diverted resources from our core markets, and some amount of renewal is required to restore momentum in these markets.”4

Mr. Stockinger recognized the problem shortly into his tenure, why didn’t the incumbent directors?

Lack of Strategic Plan for Taco Cabana

The Company’s strategic plan for Taco Cabana has been in flux since February 2016 when Fiesta announced that it was spinning off Taco Cabana, only to change those plans in September 2016 (subsequently losing its Chief Operating Officer). While the Board pursued the failed expansion of Pollo Tropical into Texas, Taco Cabana was largely neglected. Taco Cabana has experienced anemic store growth from 158 stores in 2011 to 166 stores at the end of 2016. Meanwhile, Taco Cabana’s operating expenses per store have gone from approximately $225,000 in 2011 to nearly $255,000 in 2016 – during a time when it was struggling to gain traffic momentum.

We believe Taco Cabana is a very strong brand in Texas, and with the wealth of experience Messrs. Morlock and Pappas bring with respect to the Texas market, we intend to fully explore all opportunities to grow Taco Cabana’s store base and same store sales.

2 Fiesta Form 10-K filings.

3 Calculated based on information contained in Fiesta’s earnings release issued February 27, 2017.

4 Fiesta April 24, 2017 Press Release.

5 Fiesta Form 10-K filings.

The Unengaged Board

Being engaged at the Board level, understanding which stores are cash flow positive and which are cash flow negative, is a key part of delivering stockholder value at restaurant companies. The same Board that agreed to add 47 new Pollo Tropical restaurants over the course of 4 years recently announced the closure of 30 of these locations. This, coupled with new CEO Rich Stockinger’s list of 170 action items that must be taken to address Fiesta’s ever-worsening performance, indicates to us that the incumbent directors were unaware of the deteriorating performance of the Company.

It is evident to us that Fiesta is desperately in need of directors who will bring proper oversight and an enhanced level of accountability. Even Fiesta’s recently announced “Strategic Renewal Plan” appears reactionary as it is light on details and appears to simply offer the incumbent Board several more months to find strategic visions for its two brands. As more fully explained in our investor presentation, we have devised an illustrative plan to drive top line, margin and multiple expansion.

Illustrative Plan
2021E	Taco Cabana	Pollo Tropical	Consolidated
Revenues	377,937	420,006	797,943
Restaurant Level EBITDA before Ads	88,447	117,560	206,007
Franchise Fees	6,311	4,600	10,911
Ads	10,000	10,000	20,000
G&A	20,157	25,462	45,619
Adjusted EBITDA	64,601	86,698	151,299

EV / Adjusted EBITDA	8.0x	9.0x	8.6x
Enterprise Value	516,809	780,286	1,297,094
Debt	-	-	71,423
Cash	-	-	175,168
Equity Value	-	-	1,400,839

Stock Value	-	-	$52.24

Assumptions
Company Stores	186	167	353
Franchise Stores	51	57	108
Average Unit Volume	2,025	2,556	-
Restaurant Level Margin	23.8%	28.3%	25.8%
AUV CAGR from 2016	1.3%	1.7%	-

If elected, our nominees eagerly look forward to working with the new CEO and the other members of the Board to ensure that a precise operating turn-around plan is achieved.

We encourage stockholders to visit our website at www.FixFiesta.com to review our detailed investor presentation.

The time for accountability is now. We urge stockholders to send a clear message to the Board that Fiesta’s continued underperformance and pattern of entrenchment will not be tolerated by voting the GOLD proxy to elect our highly qualified candidates John B. Morlock and James C. Pappas.

VOTE THE GOLD PROXY CARD TO ELECT JOHN B. MORLOCK AND JAMES C. PAPPAS TODAY

If you have any questions, or require assistance with your vote, please contact InvestorCom, toll-free at (877) 972-0090, call direct at (203) 972-9300

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure. JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

Investor Contacts:

James C. Pappas

JCP Investment Management, LLC

(713) 333-5540

John Glenn Grau

InvestorCom

(203) 972-9300

Media Contact:

Gotham Communications

Bill Douglass, (646) 504-0890

bill@gothamcomm.com

 Item 2: On May 24, 2017, JCP mailed the following letter to stockholders, which was also posted to www.FixFiesta.com:

August 2011, Senior Notes
Jefferies Lead Manager
March 2013, Equity Offering
Jefferies Lead Manager
May 2013: Jefferies Starts Research Coverage of FRGI
Nov. 2013, Equity Offering
Jefferies Lead Manager
May 2017: Jefferies Ends Research Coverage of FRGI
May 2012
Spin off occurs at $12.50; Jefferies receives ~28% of the Company
September 2013
Jefferies sells last of its shares at approx. ~$35.50
2014 – 2016
The Company spends $194 million on new store development, nearly 3x the amount in the prior 3 years; CEO exits, Taco Cabana President exits
Beginning of 2017
3 years, 37% decline in stock price
Massive Store Closures
March 2017 – Leucadia purchases 3.7% of Fiesta at ~$20.50 a share.

Poor Capital Allocation Decisions – Negative Cash Flow Investments

[2] Fiesta Form 10-K filings.